Roger A. Kimmel, Jr. & Associates
                               COUNSELLORS AT LAW
                           114 BARR1NGTON TOWN SQUARE
                                    SUITE 159
                               AURORA, OHIO 44202
FAX: (330)562-1669          TELEPHONE: (330)995-0051   E-Mail: KimmelLaw@aol.com

     Practice Limited to Matters Involving Corporate Securities & Governance

June 2,2004

TRANSMITTED VIA FACSIMILE

Mr. H. Sam Hyams President Inese, Ltd. 1111 Flint Road Unit 6 Toronto, ON, M3J
3C7

      Re: Transfer of Control of F2 Broadcast Network, Inc., a Public Non-Reporting Corporation

 Dear Mr. Hyams:

      The purpose of this letter is to set forth the basic terms by which Inese, Ltd., an Ontario corporation (the "Company"), shall take control of F2 Broadcast Network, Inc., a Nevada corporation ("F2") so that the contemplated share exchange shall qualify as a tax-free reorganization under the applicable provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"). The following basic terms will serve as the basis from which we would proceed to develop terms and conditions of a definitive agreement (the "Definitive Agreement") under which the share exchange would be consummated. Except as specifically set forth herein, this Letter of Intent shall be non-binding and in the event that the parties are unable to reach a Definitive Agreement, neither party shall have any claims against the other.

      1. Consideration. As part of the contemplated Transfer of Control of F2 to the Company, a 60 2/3% ownership interest in F2 (546,000,000 shares of F2 Common Stock with legend, post-reorganization) shall be vested in the Company.

      2. Negotiation of Definitive Agreement. Within thirty (30) days from the date hereof, the parties will enter into a Definitive Agreement. Such Definitive Agreement will reflect the agreed upon terms and conditions set forth herein, as well as other terms and conditions which are usual or typical for transactions of similar type and magnitude.

      3. Exchange; Surviving Corporation. In accordance with and subject to the provisions of the Definitive Agreement and the Nevada Business Corporation Act ("BCA"), at the Effective Time, the parties shall exchange shares so that F2 shall survive and shall continue to exist under the laws of the State of Nevada.

      4. Directors and Officers. The Board of Directors shall consist of three
(3) members, to-wit: H. Sam Hyams, Chaim Flatt and Lev Perelman. Officers will then be appointed by the Board of Directors.

      5. Effective Time. The Transfer of Control shall become effective at the time and date that the Definitive Agreement is executed, in form and substance acceptable to the Parties, and Certificates thereof are accepted for filing by the Secretary of State of Nevada.

      6. No Shop Provision. In exchange for a cash payment of ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, by F2 from the Company, F2, through June 30, 2004 shall not, (a) solicit any offers to buy any securities of F2; (b) hold discussions with any party (other than the Company) looking toward such an offer or solicitation; (c) enter into any agreement with any party (other than the Company) looking toward such an offer or solicitation; or (d) enter into any agreement with any party (other than the Company) with respect to the sale of any of its securities or with respect to any merger, consolidation, or similar transaction.

      7. Closing Conditions. The obligations of the Company and F2 to execute and deliver the Definitive Agreement and to consummate the Transfer of Control are subject to the satisfaction or waiver of the following conditions:

      (i) The completion of mutual customary due diligence by the Company and F2, which due diligence does not disclose facts or circumstances that are determined by the Company or F2 to be unsatisfactory in the exercise of reasonable business judgment;

      (ii) No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court, governmental agency or other entity against the Company or F2 that materially and adversely affects the financial condition, businesses, assets or results of operations of the subject entity and, which has not been publicly disclosed; and

      (iii) The drafting, negotiation, execution and delivery of the Definitive Agreement acceptable to both parties, which shall include representations, warranties, covenants, indemnifications, and conditions customary for transactions of this size and in this industry.

      8. Closing. Subject to satisfaction of the conditions contained in the Definitive Agreement, the Closing will take place on or before June 30, 2004, or as may be mutually agreed.

      9. Due Diligence. Pending the preparation and execution of the Definitive Agreement, the Company and F2 shall permit the other party and its representatives and agents to reasonably examine its finances, contracts, and businesses and interview its officers, directors and employees. Both the Company and F2 will complete due diligence on or before June 17, 2004.

      10. Confidentiality. Each party to this Letter of Intent agrees to maintain the confidentiality of all of the information received from the other party and use such information only for the purposes contemplated by this Letter of Intent; provided, however, that the parties shall be permitted to disclose the materials and information they each receive from the other to their respective advisors, representatives and agents in connection with performing duties related to the transaction contemplated in this Letter of Intent. In the event of a termination or expiration of this Letter of Intent for any reason, each party shall return to the other all documents (and any copies thereof) and information provided to it by the other party. The obligation of confidentiality under this paragraph shall survive the termination of this Letter of Intent.

      11. Good Faith. The Company and F2 shall proceed in good faith to negotiate, agree upon and enter into a Definitive Agreement embodying the terms and conditions contained in this Letter of Intent and to consummate the Closing of the Transfer of Control pursuant thereto.

      12. Intention of the Parties. Except for Paragraphs 6,9,10 and 11 above, which shall be binding, this Letter of Intent is accepted by the parties as merely a statement of mutual intention at this time to conduct further negotiations along the lines indicated above, does not purport to include all the essential terms of the contemplated Transfer of Control, and it is the intention of the parties that no one shall be obligated to complete the Transfer of Control unless the Definitive Agreement shall be executed and delivered by the parties thereto in form and substance satisfactory to the parties thereto on or prior to June 30, 2004 (or such date as the parties may mutually agree), and then only in accordance with the terms of such Definitive Agreement. The parties acknowledge that the Definitive Agreement is subject to the approval of the respective Board of Directors and neither the Company or F2 shall be bound to the other by this Letter of Intent for damages, references, failure to finally agree upon a formal and final Definitive Agreement, or in any other way.

      13. Expenses. Each of the parties shall pay all of its own expenses incidental to the negotiation and preparation of the Definitive Agreement and of all other documentation, including financial statements relating to the Transfer of Control, regardless of whether the Transfer of Control is consummated.

      14. Announcements. The Company and F2 will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

      15. Brokerage. The Company and F2 each represent that no finder, broker, investment banker or other similar person has been involved in this transaction. Each party agrees to indemnify and hold the other harmless from the payment of any brokerage fee, finder's fee or commission claimed by any other person or entity who claims to have been involved in the transaction herein because of an association with such party.

      16. Facsimile Execution. This Letter of Intent may be executed in counterparts by original or telefax signatures, and all counterparts of this Letter of Intent which are executed by telefax signature shall be valid and binding as original signatures for all purposes.

      17. Choice of Law. This Agreement and its application shall be governed by the laws of the State of Nevada. 18. Merger; Surviving Corporation. Once the Definitive Agreement has been executed and the Transfer of Control of F2 Broadcast Network, Inc. to Inese, Ltd. has been completed, the separate existence of Inese, Ltd. shall cease and F2 Broadcast Network, Inc. shall continue to exist under the new name of "Strat Petroleum Ltd." by virtue of, and shall be governed by, the laws of the State of Nevada.

      If the proposal described in this Letter of Intent is acceptable, please so indicate by signing and dating a duplicate copy in the space provided below and return same to my attention via facsimile transmission. Closing will be held as soon as reasonably possible after execution of the Definitive Agreement and the fulfillment of the other conditions precedent, but in no event later than June 30,2004.

Sincerely,

F2 BROADCAST NETWORK, INC.                                         INESE, LTD.
"F2"                                                               "The Company"




                                                                   /s/ H. Sam Hyams
                                                                   -----------------
By: Jennifer Merhib                                                By: H. Sam Hyams
Its: President                                                     Its: President

Agreed and accepted this_____day of June 2004.         Agreed and accepted this 9 day of June 2004

                                    EXHIBIT A







      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives, a1l as of the date first written above.


                                          Strat Petroleum, Ltd.


                                          By: /s/ Jennifer Merhib
                                              ----------------------------------
                                              Jennifer Merhib, President and CEO




                                          Inese, Ltd.




                                          By: /s/ H. Sam Hyams
                                              ----------------------------------
                                              Sam Hyams, CEO & President